Exhibit 99.1

For Release at 8:30 a.m. ET on Thursday, August 2, 2007

AMRI Announces Second Quarter Results

- Company Posts Strong EPS Growth -

Albany, NY (August 2, 2007)—AMRI (NASDAQ: AMRI) today reported strong earnings growth driven by increased milestone and royalty revenue, revenue growth in both the Discovery Services and Development/Small Scale contract services business components, and continued improvement in gross margin in Large Scale Manufacturing.

Financial highlights for the quarter and other recent events include:

•                  Diluted EPS of $0.14, compared to ($0.01) in the second quarter of 2006

•                  Double-digit year-over-year contract revenue growth in Small Scale/Development

•                  Gross margin improvement in Large Scale Manufacturing business component

•                  Year-over-year increase in adjusted operating income to $6.6 million from $2.0 million

•                  $1.5 million in milestone revenue from Bristol-Myers Squibb

•                  Globalization of manufacturing operations through an asset purchase from the Ariane Group in India

•                  Cash flow from operations of $17.9 million, a year-over-year increase of $12.2 million

Second Quarter Results

Total revenue for the second quarter of 2007 was $49.4 million, an increase of 8% compared to total revenue of $45.6 million in the second quarter of 2006.

Total contract revenue in the second quarter of 2007 was $39.9 million, an increase of 4% compared to total contract revenue of $38.4 million in the second quarter of 2006. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development/Small Scale Manufacturing, and Large Scale Manufacturing business components.

Contract revenue from Development and Small Scale Manufacturing in the second quarter of 2007 was $10.6 million, an increase of 25% compared to $8.5 million in the second quarter of 2006. The increase results from continued strong demand for pharmaceutical development services.

Contract revenue from Discovery Services in the second quarter of 2007 was $9.7 million, an increase of 6% from $9.1 million in the second quarter of 2006. The increase is attributable to continuing growth in demand for Discovery Services in the U.S. and Singapore, which both experienced double-digit revenue growth in the second quarter of 2007.

Contract revenue from Large Scale Manufacturing in the second quarter of 2007 was $19.6 million, a decrease of 5% compared to $20.8 million in the second quarter of 2006. The decrease resulted from the timing of certain large scale clinical development manufacturing projects. AMRI expects to recognize revenue from most of these projects in the second half of 2007.

Milestone revenue resulting from the company’s 2005 licensing agreement with Bristol-Myers Squibb (BMS) in the second quarter of 2007 was $1.5 million.  In June, AMRI announced that a compound being developed under its license and research agreement with BMS will proceed into preclinical development, triggering a $1.5 million payment to AMRI.

Recurring royalties from Allegra® in the second quarter of 2007 were $7.8 million, an increase of 9% compared to recurring royalties of $7.2 million in 2006.  AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as the authorized generic, for patents relating to the active ingredient in Allegra.

Net income in the second quarter of 2007 was $4.6 million, or $0.14 per diluted share, compared to a net loss of $(353,000), or $(0.01) per diluted share, in the second quarter of 2006.  Net income in the second quarter of 2006 included charges of $2.2 million (net of tax), or $0.07 per diluted share, to reduce the carrying value of the company’s former Mount Prospect Research Center.  Excluding this charge, net income in the second quarter of 2006 on an adjusted basis was $1.9 million, or $0.06 per diluted share.  For a reconciliation of net loss and loss per diluted share as reported to adjusted net income and earnings per diluted share, please see Table 1 at the end of this press release.

Year to Date

Total revenue for the first half of 2007 was $97.7 million, an increase of 10% compared to total revenue of $88.9 million during the same period in 2006.

Total contract revenue for the first six months of 2007 was $81.2 million, an increase of 9% compared to total contract revenue of $74.6 million for the comparable period in 2006.

Contract revenue for Development and Small Scale Manufacturing for the six-month period ended June 30, 2007 was $20.9 million, an increase of 21% from $17.3 million in 2006.

Contract revenue for Discovery Services in the six-month period ended June 30, 2007 was $19.6 million, an increase of 13% from $17.3 million in 2006.

Contract revenue for Large Scale Manufacturing in the six-month period ended June 30, 2007 was $40.7 million, an increase of 2% compared to $40 million in the six-month period ended June 30, 2006.

Milestone revenue resulting from the company’s 2005 licensing agreement with Bristol-Myers Squibb for the first half of 2007 was $1.5 million.

Recurring royalties from Allegra® for the first six months of 2007 were $15.0 million, an increase of 4% compared to royalty revenue of $14.4 million in 2006.

Net income under U.S. generally accepted accounting principles (U.S. GAAP) for the six-month period ended June 30, 2007 was $7.8 million, or $0.24 per diluted share, compared to net income of $1.5 million, or $0.05 per diluted share, for the first half of 2006.  Excluding Large Scale Manufacturing restructuring charges of $185,000 (net of taxes), net income for the six months ended June 30, 2007 on an adjusted basis was $8.0 million, or $0.25 per diluted share. Excluding the charge recorded in the second quarter of 2006 to reduce the carrying value of the former Mount Prospect Research Center, net income for the six months ended June 30, 2006 on an adjusted basis was $3.8 million, or $0.12 per diluted share. For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “AMRI delivered strong earnings this quarter relative to a year ago and achieved a number of positive results in both contract services and proprietary R&D.  In contract services, we experienced double-digit revenue growth in both our U.S.-based Discovery and Development/Small Scale components.  Our Large Scale Manufacturing division saw higher gross margins resulting from a favorable product mix, along with continued improvements in plant capacity utilization and productivity.  With the strategic asset purchase during the quarter to expand manufacturing operations in India, we believe AMRI may be the only vertically integrated company outside of big pharma with global resources in discovery, development and manufacturing.”

D’Ambra continued, “Additionally, a year-over-year increase in recurring royalties provided further upside to our earnings.  In our proprietary R&D platform, our 2005 licensing agreement with Bristol-Myers Squibb for a series of biogenic amine reuptake inhibitors is bearing fruit as we earned $1.5 million in milestone revenue this quarter related to the nomination of a clinical candidate from this program.  Moreover, we recently signed another collaboration that leverages our extensive natural products-based collections and resources.  These agreements provide AMRI with potential downstream revenue opportunities in addition to fee-for-service revenue.  Our R&D team is also working on other exciting opportunities, including the anticipated filing of an Investigational New Drug Application with the FDA in late 2007 or early 2008 for the continued internal development of a series of cancer-fighting tubulin inhibitors.”

Liquidity and Capital Resources

At June 30, 2007, AMRI had cash, cash equivalents and investments of $110.9 million, compared to $109.5 million at March 31, 2007.  The increase of $1.4 million in cash, cash equivalents and investments in the second quarter of 2007 was due primarily to cash flow from operations of $17.9 million, offset by $11.4 million in payments for the acquisition of manufacturing assets from the Ariane Group, purchases of property, plant and equipment of $4.2 million, and principal payments on the company’s outstanding debt of $1.3 million.  Cash flow from operations increased by $12.2 million in the second quarter of 2007 as compared to the second quarter of 2006. Total debt at June 30, 2007 was $16.1 million, compared to $18.5 million at December 31, 2006. Cash, cash equivalents and investments, net of debt, were $94.8 million at June 30, 2007.  Total common shares outstanding, net of treasury shares, at June 30, 2007 were 32,883,066.

AMRI Chief Financial Officer Mark T. Frost commented, “Importantly, during the second quarter of 2007, AMRI generated nearly $18 million in cash from operations, resulting in a net increase in cash, investments, and cash equivalents of $1.4 million.  Our cash and investment levels increased even after fully funding the $11.4 million Ariane acquisition, $4.2 million in capital expenditures, and paying down $1.3 million in debt.  Year to date, we have generated approximately $23 million in cash from operations and a net increase in cash, cash equivalents, and investments of approximately $3.7 million.”

Contract & Milestone Revenue Guidance

Mr. Frost provided contract revenue guidance for the third quarter and narrowed previous contract and milestone revenue guidance for the full year 2007.  “In the third quarter, we expect contract revenue to range from $38 million to $41 million, an increase of up to 8% from the third quarter of 2006,” he said.  “Historically, we have experienced lower margins during our third quarter.  In addition, we expect the third quarter 2007 product mix at our Large Scale Manufacturing facility to change from the second quarter, which is expected to negatively impact Large Scale margins for the quarter.  For the full year 2007, we estimate contract and milestone revenue to range from $167 million to $173 million, which represents a narrowing of our previous range of $167 million to $177 million and an increase of up to 13% from 2006.”

Recent Highlights

Recent noteworthy announcements or accomplishments at AMRI include the following:

•                  The acquisition of two pharmaceutical manufacturing sites, along with additional land for expansion, in Aurangabad and Navi Mumbai, India for $11.4 million in cash.  The facilities manufacture a range of pharmaceutical intermediates and bulk active ingredients, including several generic drugs.  AMRI plans to invest approximately U.S. $15 million to expand and upgrade manufacturing capabilities over the next three years.  Investments will include upgrades to existing environmental and safety systems and procedures, improvements to waste water treatment facilities, and other enhancements to ensure the preservation of local environmental resources.

•                  The appointment of Prasad S. Raje, Ph.D. as managing director of AMRI’s new manufacturing business in India.  Dr. Raje has transferred from the Syracuse Research Center to company offices in Mumbai.  He will report to Jonathan Evans, AMRI’s vice president for pharmaceutical development and manufacturing.

•                  The receipt of a $1.5 million milestone payment from Bristol-Myers Squibb Company under a 2005 licensing and research agreement to develop improved treatments for depression and diseases of the central nervous system.  The payment results from the nomination of a clinical candidate and subsequent advancement of that candidate into preclinical toxicity and safety testing by Bristol-Myers Squibb.

•                  The announcement of a natural products-based drug discovery collaboration with Achaogen, Inc.  The collaboration will support Achaogen’s work with the Defense Threat Reduction Agency, an agency of the U.S. Department of Defense. The agreement includes an upfront payment and opportunities for AMRI to receive milestone and royalty payments.

•                  The rebranding of the company as “AMRI.”  As of May 1, all of the company’s locations in the United States, Europe and Asia are conducting business under the AMRI brand name.

•                  The addition of Raymond Yeung, a 25-year healthcare industry veteran, to lead AMRI’s Singapore operations.

Second Quarter Conference Call

The company will hold a conference call at 10:00 a.m. Eastern Time on August 2, 2007 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 866-409-1555 (for domestic calls) or 913-312-1235 (for international calls) at 9:45 a.m. and use passcode 8114774. Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on August 2, 2007. To access the replay by telephone, please call 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and use access code 8114774. In addition, replays of the call will be available for twelve months on the company’s website at www.amriglobal.com/investor/investcc.html .

Founded in 1991, Albany Molecular Research (AMRI) provides scientific services, products and technologies focused on improving the quality of life.  AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world’s leading healthcare companies.  A separate, standalone R&D division of the company is also developing technology that it intends to partner and outlicense; something viewed as a higher value added service to the many companies AMRI is working with.  With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company’s estimates of contract revenue for the third quarter of 2007 and for the full year 2007 and the completion of manufacturing projects in the third quarter, the company’s expectations concerning Large Scale Manufacturing margins for the third quarter of 2007, statements made by the company’s chief executive officer and chief financial officer, including statements under the caption “Contract Revenue Guidance,” the goal of submitting an Investigational New Drug Application to the FDA in late 2007 or early 2008, and expected investments in recently acquired manufacturing facilities in India.  The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets, sales of Allegra, the risk of an “at-risk” launch of generic Allegra-D and the impact of that on the company’s receipt of significant royalties under the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra, the success of the company’s collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company’s ability to enforce its intellectual property and technology rights, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the risk that the company will not realize the anticipated cost savings from its restructuring of Large Scale Manufacturing during the expected time frame, the ability of the company’s strategic investments and acquisitions to perform as expected, including the reaction of customers of the company to the purchase of assets from the Ariane Group, the company’s timing and ability to successfully integrate its new Indian manufacturing facilities (including migration of such facilities to the company’s systems and controls) and employees, the introduction of new services by competitors or the entry of new competitors into the markets for the services of the company’s new Indian manufacturing facilities, the failure by the company to retain key employees of such facilities, failure to further develop and successfully market the service offerings of such facilities, failure to achieve anticipated revenues and earnings, costs related to the acquisition and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, the commercial success of Vyvanse™, the existence of deficiencies and/or material weaknesses in the company’s internal controls over financial reporting, risks related to the company’s implementation of its ERP system, and the company’s ability to effectively manage its growth, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission on March 15, 2007, and the company’s other SEC filings. Revenue guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Table 1: Reconciliation of Year-to-Date Income from Operations and Net Income for the period ending June 30, 2007 and Second Quarter 2006 and Year-to-Date Income (loss) from Operations, Net Income (Loss) and Earnings (Loss) per Diluted Share (Unaudited)

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of income from operations, net income and earnings per diluted share adjusted to exclude the Large Scale restructuring charge and the impairment charge related to our Mount Prospect Research Center, which management believes are outside our core operational results. We believe presentation of these measures enhances an overall understanding of our historical financial performance and future prospects because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income (loss) from operations, net income (loss) or earnings (loss) per diluted share prepared in accordance with GAAP.

	YTD 2006	Q2 2006
Net income (loss), as reported	$1,541	$(353)
Mount Prospect Research Center charges, net of taxes	2,236	2,236
Net income, as adjusted	$3,777	$1,883

	YTD 2006	Q2 2006
Earnings (loss) per diluted share, as reported	$0.05	$(0.01)
Mount Prospect Research Center charges, net of taxes	0.07	0.07
Earnings per diluted share, as adjusted	$0.12	$0.06

	YTD 2007	Q2 2007
Net income, as reported	$7,800	$4,576
Large Scale restructuring charge	185	23
Net income, as adjusted	$7,985	$4,599

	YTD 2007		Q2 2007
Earnings per diluted share, as reported	$0.24		$0.14
Large Scale restructuring charge	0.01	_	—
Earnings per diluted share, as adjusted	$0.25		$0.14

	YTD 2006	Q2 2006
Income (loss) from operations, as reported	$826	$(1,127)
Mount Prospect Research Center charges	3,084	3,084
Income from Operations, as adjusted	$3,910	$1,957

	YTD 2007	Q2 2007
Income from operations, as reported	$10,464	$6,527
Large Scale Restructuring Charges	285	42
Income from operations, as adjusted	$10,749	$6,569

Albany Molecular Research, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except for per share data)	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Contract revenue	$39,936	$38,383	$81,167	$74,571
Milestone revenue	1,580	—	1,580	—
Recurring royalties	7,838	7,200	14,984	14,378
Total revenue	49,354	45,583	97,731	88,949

Cost of contract revenue	30,003	32,489	62,690	63,632
Technology incentive award	814	720	1,527	1,518
Research and development	3,737	2,631	6,118	5,342
Selling, general and administrative	8,231	7,786	16,647	14,547
Restructuring	42	(292)	285	(292)
Property and equipment impairment	—	3,376	—	3,376
Total costs and expenses	42,827	46,710	87,267	88,123

Income (loss) from operations	6,527	(1,127)	10,464	826

Interest income, net	797	666	1,534	1,387
Other (loss) income, net	(10)	(120)	20	(88)

Income (loss) before income tax expense (benefit)	7,314	(581)	12,018	2,125

Income tax expense (benefit)	2,738	(228)	4,218	584

Net income (loss)	$4,576	$(353)	$7,800	$1,541

Basic earnings (loss) per share	$0.14	$(0.01)	$0.24	$0.05

Diluted earnings (loss) per share	$0.14	$(0.01)	$0.24	$0.05

Albany Molecular Research, Inc.
Selected Consolidated Balance Sheet Data
(unaudited)

	June 30, 2007	December 31, 2006
Cash, cash equivalents and investments	$110,910	$107,164
Accounts receivable, net	26,284	34,747
Royalty income receivable	7,464	6,225
Inventory	26,873	22,644
Property and equipment held for sale	—	1,500
Total current assets	183,247	182,620
Property and equipment, net	157,987	153,202
Total assets	385,999	375,493

Total current liabilities	35,727	32,688
Long-term debt, excluding current installments	11,580	13,993
Total liabilities	58,188	57,038
Total stockholders’ equity	327,811	318,455
Total liabilities and stockholders’ equity	$385,999	$375,493

Contact:  David Albert, Director of Communications, 518-512-2229